Alliance Entertainment Signs Agreement to Acquire Red Ant;
      Al Teller To Become Co-Chairman, President And CEO

Music Industry Leader Sees Opportunity To Build Alliance Into A
              Major International Record Company


          NEW YORK, Aug. 15/PRNewswire/ -- Alliance Entertain-ment (NYSE: CDS), said today that it has signed a definitive agreement to acquire Red Ant Entertainment, a recently-formed music industry enterprise whose principals include former MCA Music Entertainment Group chairman and chief executive officer Al Teller, and the merchant banking firm of Wasserstein Perella. Under the terms of the agreement, Teller, 51, is to become co-chairman, president and chief executive officer of Alliance Entertainment. Red Ant, which has $20 million of equity capital and a seasoned management team in addition to Teller, has already signed several acts and is in negotiation for a number of others.

          The Company said these transactions significantly accelerate Alliance's strategy of building both the proprietary content and international components of its business.

          In consideration for the acquisition of Red Ant, Alliance will issue 6.7 million shares of newly issued common stock, plus up to an additional three million shares based upon certain performance targets being met over the next four years.

          Alliance Chairman and Chief Executive Officer Joseph
J. Bianco, who will become co-chairman, said, "Al is one of the great leaders in the music industry. With his background as CEO of MCA Music and president of CBS Records (now Sony Music)
- -- two of the "Big Six" music companies -- he is the ideal per-son to guide Alliance's future. He has the ability and insight to grow Alliance into a major music powerhouse and to guide it into new frontiers of technology."

          In the last six years Alliance has grown from a small privately-owned music distributor into an important component of the U.S. music business with 1995 sales reaching $720 mil-lion. Alliance is the nation's largest full-service distribu-tor of music and music-related products and owns more than 75,000 music master copyrights.

          "Alliance has in place the components upon which to build an important international record company," Al Teller



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commented.  "We intend to accelerate the growth of Alliance's content business through Red Ant, while building an interna-tional distribution system that complements Alliance's existing operation, much like we did at both MCA and CBS Records. We will also speed up the ongoing consolidation and integration of Alliance's existing distribution operations."

          In addition, Wasserstein Perella also purchased an additional 1.9 million shares of common stock from Alliance executives, making it the Company's second largest shareholder.

          W. Townsend Ziebold, Jr. managing director of Wasserstein Perella said, "Wasserstein Perella and Al decided to merge Red Ant into Alliance because we believe the combina-tion creates an excellent platform to accelerate the growth of Red Ant and Alliance's content business. It also creates a superb opportunity to build the companies internationally."

          As the Chairman and CEO of the MCA Music Entertain-ment Group, as well as Executive Vice President of MCA, Inc., Teller turned The Music Group into the most profitable company under the MCA banner. During his tenure, he acquired both Geffen and GRP Records and established MCA Music Entertainment Group as a worldwide force in the music business, with 1994 gross revenues of $1.25 billion. Teller also oversaw one of the largest international expansions ever undertaken by a record company, opening offices in 25 countries during a two-year period.

          Having served as president of CBS Records, Columbia Records and United Artist Records, Teller has guided the careers of many world-class artists, including Bruce Springsteen, Billy Joel, Elton John, Reba McEntire, Tom Petty, Bobby Brown, Wynona Judd, Vince Gill and George Michael.

          Mr. Teller has played an instrumental role in shaping the future of the music industry. He has served on the Board of Directors and Executive Committee of the Recording Industry Association of America and the Board of the International Fed-eration of Phonogram and Videogram Producers as well as acted as a Board Member and Trustee of The Rock and Roll Hall of Fame. Mr. Teller also served as the music industry's represen-tative on Vice President Al Gore's National Information Infra-structure Advisory Council. Mr. Teller holds an M.B.A. from Harvard Business School and two degrees in engineering from Columbia University.




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          Wasserstein Perella is an international investment
bank whose merchant banking activities include domestic princi-pal investing.

          Teller and representatives of Wasserstein Perella will initially hold three of the 13 Alliance board seats. The acquisition is subject only to expiration of the Hart-Scott-Rodino waiting period.

          Red Ant Entertainment will continue to be based in Los Angeles (9720 Wilshire Blvd.), with offices in New York. The record label will continue building a roster of alternative and urban contemporary artists and will add a country presence in the future.